For Immediate Release

Contact:	Badger Paper: Paul M. Bouthilet, CFO 715-582-5203

Badger Reports First Quarter 2005 Loss

Peshtigo, WI - May 09, 2005 - Badger Paper Mills, Inc. (Nasdaq SmallCap: BPMI) Badger Paper Mills, Inc., one of the nation's leaders in the manufacture of flexible packaging and specialty papers, reported a net loss of $1,041,000 for the first quarter of 2005 compared to a net loss of $1,876,000 for the same period last year. The 2004 quarter results included a $1,303,000 restructuring charge.

Net sales for the first quarter of 2005 were $15,500,000 compared to $17,378,000 for the same period last year, a decrease of $1,878,000, or 10.8%. The sales decrease is attributable primarily to lower shipment volumes of paper products resulting from reduced demand and a challenging fine paper pricing environment.

Operating margins for the first quarter of 2005 were negatively impacted by higher costs for raw materials, energy, transportation and employee benefits. The Company also voluntarily incurred downtime on its Fourdrinier paper machine to balance production with demand.

Further information concerning risks and uncertainties as well as additional material risks related to the Company's business may be found in the Company's Annual Report on form 10-K for the year ended December 31, 2004.

Financial Table Follows

Badger Paper Mills, Inc.

BADGER PAPER MILLS, INC. & SUBSIDIARY

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS
(Unaudited)

(Dollars in thousands, except share and per share data)	For Three Months Ended March 31
	2005	2004
Net Sales	$15,500	$17,378
Cost of Sales	15,084	16,641

Gross Profit	416	737
Selling and Administrative Expenses	1,267	1,193
Restructuring Charge	0	1,303

Operating Loss	(851)	(1,759)
Interest Expense	(197)	(123)
Interest Income	0	1
Other Income (Expense), Net	7	5

Loss Before Income Taxes	(1,041)	(1,876)
Income Tax Benefit	0	0

Net Loss	($ 1,041)	($ 1,876)

Net Loss Per Share – Basic and Diluted	($ 0.51)	($ 0.92)
Average Shares Outstanding – Basic and Diluted	2,050,783	2,039,618